Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-211204 on Form S-3 and Nos. 333-176714 and 333-192587 on Form S-8 of our reports dated February 21, 2018, relating to the consolidated financial statements and financial statement schedules of VEREIT, Inc. and subsidiaries and the effectiveness of VEREIT, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of VEREIT, Inc. for the year ended December 31, 2017.

/s/DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 21, 2018